Exhibit 99.1

IFF Reports First Quarter 2012 Results

Local Currency Sales Up 1%, Sales Decreased 1%

Adjusted Operating Profit Fell 8%, Reported Operating Profit Declined 9%

Adjusted EPS Down 3%, Reported EPS Decreased 4%

NEW YORK--(BUSINESS WIRE)--May 8, 2012--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported first quarter 2012 revenue of $711 million, one percent lower than the prior year period. Excluding the impact of foreign currency, revenue in local currency increased one percent. Reported diluted earnings per share (EPS) for the quarter were $0.99 compared to $1.03 in the first quarter 2011. Excluding an expense of $0.01 per share in the first quarter 2012 related to the previously-announced restructuring initiative, adjusted EPS declined three percent to $1.00 versus $1.03 in the prior year quarter.

“IFF continued to execute its strategy and generated results broadly in line with our expectation,” said IFF Chairman and Chief Executive Officer Doug Tough. “The diversity and strength of our category and geographic portfolios, combined with our cost discipline, helped ease the impact of rising raw material costs, softness in Fragrance Ingredients, and a challenging macroeconomic environment. Going forward, we expect our business trends will improve over the course of the year as we continue to capitalize on our strong emerging market presence, healthy research and development pipeline, and profit improvement initiatives.”

FIRST QUARTER 2012

Flavors Business Unit

Sales increased three percent over the prior year period while local currency sales grew five percent. On a like-for-like basis, which excludes a one percentage point impact associated with the exit of low-margin business, local currency sales increased six percent. Overall growth can once again be attributed to a double-digit performance in the emerging markets led by Africa, Asia and the Middle East. In the developed markets of North America and Western Europe, more modest growth continued to be driven by health and wellness initiatives.

Operating profit increased one percent, or $1 million, to $80 million as volume growth, higher pricing and cost discipline primarily drove results. Operating profit margin decreased 50 bps versus the prior year period to 22.8 percent due to higher raw material costs.

Fragrances Business Unit

Sales decreased four percent over the prior year period while local currency sales declined three percent. Fine Fragrance & Beauty Care sales showed significant improvements versus the fourth quarter 2011 driven by positive trends in Fine Fragrance. In Functional Fragrance, strong new wins in Fabric Care continued to drive solid sales results. Despite a sequential improvement versus the fourth quarter 2011, Fragrance Ingredients remained under pressure as higher prices to protect margin continued to have a negative impact on volume.

Operating profit declined 18 percent, or $13 million, to $56 million as increases in raw material costs and volume declines more than offset higher prices and cost control initiatives. Operating profit margin fell 280 bps to 15.5 percent versus the year-ago period.

Sales Performance by Region and Category:

		First Quarter 2012 vs. First Quarter 2011
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	4%	1%	-1%	1%	3%	2%

EAME ¹	Reported	-9%	3%	-17%	-7%	0%	-4%
	Local Currency	-7%	5%	-16%	-5%	3%	-2%

Latin America	Reported	4%	6%	-10%	3%	3%	3%
	Local Currency	5%	6%	-10%	4%	4%	4%

Greater Asia	Reported	-4%	-9%	-25%	-10%	7%	0%
	Local Currency	-3%	-9%	-26%	-10%	8%	1%

Total	Reported	-3%	0%	-12%	-4%	3%	-1%
	Local Currency	-2%	1%	-12%	-3%	5%	1%

¹ Europe, Africa and Middle East

First Quarter 2012 Highlights

  Gross profit, as a percentage of sales, was 40.2 percent, compared with 41.6 percent in the prior year period, as higher prices were more than offset by strong increases in raw material costs.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, decreased 10 bps to 22.9 percent versus the prior year period, reflecting continued cost discipline.
  Operating profit declined $12 million to $121 million, including an expense of $2 million associated with the previously-announced restructuring initiative. Excluding this item, adjusted operating profit fell eight percent, or $11 million, to $123 million as pricing actions and cost discipline were more than offset by sharp increases in raw material costs. Excluding this same item, adjusted operating profit margin declined 150 bps versus the year-ago period to 17.2 percent.
  Interest expense declined $1 million year-over-year reflecting lower levels of outstanding debt.
  The effective tax rate was 26.5 percent as compared to 27.3 percent in the prior year period reflecting a net benefit associated with certain European tax matters and lower repatriation costs.
  Cash flow from operations increased by $88 million to $53 million in the first quarter 2012 driven by improvements in working capital, and lower year-over-year incentive compensation and tax payments.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,600 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's first quarter 2012 financial results, and second quarter and full year 2012 outlook will be held today, May 8, 2012, at 10:00 a.m. ET. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectation regarding improving business trends in 2012 and the Company’s ability to capitalize on its strong emerging market presence, research and development pipeline, and profit improvement initiatives to capitalize on those trends. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in the Company’s business that could cause actual results and events to differ materially from those in the forward-looking statements. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such risk factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its recent restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions; (7) movements in interest rates; (8) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (9) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (10) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (11) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (12) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies; (13) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (14) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (15) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (16) any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; and (17) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended
	March 31,

	2012	2011	% Change

Net sales	$710,616	$714,271	(1)
Cost of goods sold	425,217	416,811	2
Gross profit	285,399	297,460	(4)
Research and development	57,408	57,456	(0)
Selling and administrative	105,416	106,619	(1)
Restructuring and other charges, net	1,668	28
Interest expense	10,811	11,680
Other (income) expense, net	(246)	6,056
Income before taxes	110,342	115,621	(5)
Taxes on income	29,286	31,578	(7)
Net income	$81,056	$84,043	(4)

Earnings per share - basic	$1.00	$1.04
Earnings per share - diluted	$0.99	$1.03

Average shares outstanding
Basic	80,777	80,049	1
Diluted	81,667	81,150	1

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2012	2011
Cash & cash equivalents	$76,526	$88,279
Receivables	521,606	472,346
Inventories	555,017	544,439
Other current assets	192,216	212,156
Total current assets	1,345,365	1,317,220

Property, plant and equipment, net	611,441	608,065
Goodwill and other intangibles, net	706,827	708,345
Other assets	349,765	331,951
Total assets	$3,013,398	$2,965,581

Bank borrowings and overdrafts, and
current portion of long-term debt	$92,594	$116,688
Other current liabilities	428,258	447,878
Total current liabilities	520,852	564,566

Long-term debt	777,953	778,248
Other liabilities	513,537	515,360

Shareholders' equity	1,201,056	1,107,407
Total liabilities and shareholders' equity	$3,013,398	$2,965,581

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:

Net income	$81,056	$84,043
Adjustments to reconcile to net cash provided by (used in ) operations:
Depreciation and amortization	19,039	17,962
Deferred income taxes	(16,313)	17,915
Gain on disposal of assets	(806)	(807)
Stock-based compensation	2,990	4,817
Changes in assets and liabilities
Trade receivables	(41,220)	(55,564)
Inventories	(801)	(11,933)
Accounts payable	(22,286)	(19,272)
Accruals for incentive compensation	(6,756)	(55,597)
Other current payables and accrued expenses	23,420	(18,234)
Changes in other assets/liabilities	14,313	1,726
Net cash provided by (used in) operating activities	52,636	(34,944)

Cash flows from investing activities:

Additions to property, plant and equipment	(28,758)	(19,375)
Purchase of insurance contracts	(636)	(217)
Maturities of net investment hedges	1,960	-
Proceeds from disposal of assets	68	144
Net cash used in investing activities	(27,366)	(19,448)

Cash flows from financing activities:
Cash dividends paid to shareholders	(25,086)	(21,657)
Net change in revolving credit facility borrowings and overdrafts	(16,194)	51,572
Proceeds from issuance of stock under stock plans	1,104	3,479
Excess tax benefits on stock-based payments	1,312	816
Net cash (used in) provided by financing activities	(38,864)	34,210
Effect of exchange rates changes on cash and cash equivalents	1,841	820
Net change in cash and cash equivalents	(11,753)	(19,362)
Cash and cash equivalents at beginning of year	88,279	131,332
Cash and cash equivalents at end of period	$76,526	$111,970

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net Sales
Flavors	$349,887	$338,587
Fragrances	360,729	375,684
Consolidated	710,616	714,271

Segment Profit
Flavors	79,680	78,954
Fragrances	56,081	68,704
Global Expenses	(13,186)	(14,273)
Restructuring and other charges, net	(1,668)	(28)
Operating profit	120,907	133,357

Interest Expense	(10,811)	(11,680)
Other income (expense), net	246	(6,056)
Income before taxes	$110,342	$115,621

Operating Margin
Flavors	22.8%	23.3%
Fragrances	15.5%	18.3%
Consolidated	17.0%	18.7%

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	First Quarter 2012
	Items Impacting Comparability
	Reported (GAAP)	Restructuring & Other Costs	Adjusted (Non-GAAP)

Net Sales	$710,616	-
Cost of goods sold	425,217	-
Gross Profit	285,399	-
Research and development	57,408	-
Selling and administrative	105,416	-
RSA Expense	162,824	-
Restructuring and other charges, net	1,668	(1,668)[1]	-
Operating Profit	120,907	1,668	122,575
Interest expense	10,811	-
Other (income) expense, net	(246)	-
Income before taxes	110,342	1,668	112,010
Taxes on income	29,286	(621)	29,907
Net income	81,056	1,047	82,103

Earnings per share - diluted	$0.99	$0.01	$1.00

[1] Related to restructuring program announced in Q1 2012

	First Quarter 2011
	Items Impacting Comparability
	Reported (GAAP)	Restructuring & Other Costs	Adjusted (Non-GAAP)

Net Sales	$714,271	-
Cost of goods sold	416,811	-
Gross Profit	297,460	-
Research and development	57,456	-
Selling and administrative	106,619	-
RSA Expense	164,075	-
Restructuring and other charges, net	28	(28)[1]	-
Operating Profit	133,357	28	133,385
Interest expense	11,680	-
Other (income) expense, net	6,056	-
Income before taxes	115,621	28	115,649
Taxes on Income	31,578	5	31,573
Net income	84,043	33	84,076

Earnings per share - diluted	$1.03	$0.00	$1.03

[1] Related to restructuring program announced in Q3 2009

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164